Exhibit 99.1

Majority of Note Holders Exercise Put Option Requiring Digital River to Repurchase 1.25% Convertible Senior Notes

MINNEAPOLIS--(BUSINESS WIRE)--January 5, 2009--Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, today announced that the majority of holders of its 1.25% Convertible Senior Notes due 2024 exercised their put option to require Digital River to repurchase their notes on January 2, 2009. In total, 95.5% of the $195 million Convertible Senior Notes were repurchased by the Company. The put option expired at 5:00 p.m., New York City time, on December 31, 2008.

The purchase price was equal to 100.25% of the principal amount of each tendered note, plus accrued and unpaid interest to, but excluding, the purchase date. The purchase price was paid in cash and funded with cash on-hand of approximately $187.9 million. Notes with an aggregate principal amount of $8,805,000 remain outstanding.

About Digital River, Inc.

Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software publishers, consumer technology manufacturers, distributors, online retailers and affiliates. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The Company’s comprehensive platform offers site development and hosting, order management, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.

Founded in 1994, Digital River is headquartered in Minneapolis with offices in major U.S. cities as well as Cologne, Germany; London, England; Shannon, Ireland; Luxembourg, Luxembourg; Stockholm, Sweden; Taipei, Taiwan; Tokyo, Japan; and Shanghai, China. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

CONTACT:
Digital River, Inc.
Investor Relations Contact:
Ed Merritt, 952-540-3362
Vice President, Investor Relations
emerritt@digitalriver.com
or
Media Relations Contact:
Gerri Dyrek, 952-253-1234, ext. 38396
Senior Director, Public Relations
gdyrek@digitalriver.com